ZOO GAMES, INC.

2008 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD
AGREEMENT

FOR
NAME

GRANT DATE:

ZOO GAMES, INC.
2008 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

1. A NON-QUALIFIED STOCK OPTION to acquire _______ shares (hereinafter referred to as “Shares”) of Common Stock of Zoo Games, Inc. (hereinafter referred to as the “Company”) is hereby granted to NAME (hereinafter referred to as the “Optionee”), subject in all respects to the terms and conditions of the Zoo Games, Inc. 2008 Long-Term Incentive Plan (hereinafter referred to as the “Plan”) and such other terms and conditions as are set forth herein. All capitalized terms used in the Agreement, and not otherwise defined herein, shall have the meanings ascribed to them in the Plan.

2. Exercise Price. The Option price as determined by the Committee is _____________ ($______) per Share. The Option price may be paid in any manner set forth in Section 7 of the Plan.

3. Vesting.

a.    The Option shall [be fully vested and immediately excercisable in full] [become exercisable over a _____-year period as follows:]

Vesting Date	Shares Exercisable

b.
In the event the Optionee’s Continuous Service is terminated for any reason, the Optionee’s right to continued vesting ends upon such termination. If such termination is caused by death or by the Optionee’s Disability, the Optionee or the Optionee’s beneficiary shall have the right to exercise this Option for a period of twelve months after the date of termination. If such termination is for any other reason, other than Cause, the Optionee’s right to exercise this Option shall terminate ninety (90) days after termination of Continuous Service.

c.	In the event the Optionee’s Continous Service is terminated for Cause, the Option shall be immediately forfeited.

4. No Violation. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. As a condition to the exercise of the Option, the Optionee shall represent to the Company that the Shares being acquired upon exercise of the Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rule of any governmental agency.

5. Transferability. The Option may not be transferred in any manner except as provided under the Plan, and generally may be exercised during the lifetime of the Optionee only by him or her. The terms of this Option shall be binding upon the Optionee’s executors, administrators, heirs, assigns and successors.

6. Term. The Option may not be exercised more than [ten (10)] [five (5)] years after the date indicated below and may be exercised during such term only in accordance with the terms and conditions set forth in the Plan.

7. Withholding. All distributions and payments under this Agreement are subject to the withholding of all applicable taxes. The Participant acknowledges that Section 16 of the Plan allows the Company to withhold cash compensation or Shares due to the Participant in order to meet such withholding obligations.

9. Amendment. The Participant acknowledges and agrees that this Agreement may be amended in such manner as is provided in Section 17 of the Plan.

10.  Interpretation. The Board shall make all determinations concerning rights to benefits under the Plan.

Dated: _____________, 2008

Zoo Games, Inc.

By:
Name:
Officer:

ATTEST:

The Participant acknowledges that he or she has received a copy of the Plan and is familiar with the terms and conditions set forth therein. The Participant agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board. As a condition of this Agreement, the Participant authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.

Dated: _______________________, 2008

By:
Participant